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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               KOGER EQUITY, INC.
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             (Exact name of registrant as specified in its charter)

                  Florida                                 59-2898045
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(State or incorporation or organization)     (IRS Employer Identification No.)

      8880 Freedom Crossing Trail
          Jacksonville, Florida                           32256-8280
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    (Address of principal executive offices)               (Zip Code)
    Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class             Name of each exchange on which
          to be so registered             each class is to be registered

       Shares of Common Stock                New York Stock Exchange
       ----------------------                -----------------------
       par value $.01 per share
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         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: N/A (if applicable)

         Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
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                                (Title of Class)

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                                (Title of Class)


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Item 1.  Description of Registrant's Securities to be Registered.

GENERAL

         The Amended and Restated Articles of Incorporation of Koger Equity, Inc. (the "Company") (the "Restated Articles of Incorporation") authorize the issuance of up to 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). As of January 28, 2000, there were 26,770,862 shares of Common Stock issued and outstanding, and 1,985,259 shares of Common Stock in treasury.

         The following description of the Common Stock set forth below is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Restated Articles of Incorporation and the By-laws of the Company (the "By-laws").

         Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company (the "Board of Directors"), out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock. Although the Company is authorized to issue up to 50,000,000 shares of Preferred Stock, par value $.01 per share, as of the date hereof, the Company has not issued any such shares. The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters; each share entitles the holder thereof to one vote. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of Common Stock generally do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. The outstanding Common Stock is fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Therefore, the Restated Articles of Incorporation contain certain provisions set forth below restricting the ownership and transfer of the Common Stock.

         Upon demand of the Company, each shareholder will be required to disclose to the Board of Directors in writing such information with respect to direct and indirect beneficial ownership of shares of the Company's capital stock as the Board of Directors may deem necessary to comply with


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provisions of the Code applicable to the Company or to comply with the requirements of any other taxing authority or governmental entity or agency.

         The limitations on ownership of the Company's capital stock may have the effect of discouraging tender offers or other takeover proposals. Such limitations do not apply to cash tender offers in which two-thirds of the outstanding shares of Common Stock not held by the tender offeror are tendered and accepted for cash. In view of the importance to the Company of its tax treatment as a REIT, the Board of Directors believes that such limitations on ownership are necessary.

         The Restated Articles of Incorporation provide, subject to certain exceptions, that no person, or persons acting as a group, may beneficially own more than 9.8% of the shares of Common Stock outstanding at any time. In the event that the Board of Directors believes that the tax status of the Company as a REIT under the Code is jeopardized, including when a holder of Common Stock acquires in excess of 9.8% of the Company's outstanding Common Stock (the "Excess Common Stock"), the Board of Directors may, at its option, redeem a sufficient number of shares of Excess Common Stock to protect and preserve the Company's status as a REIT. Excess Common Stock is, unless waived by the Board of Directors, subject to redemption by the Company at a price per share equal to the average of the closing prices over a 20-day period prior to the redemption date (or, if no such prices are available, as determined by the Board of Directors). From and after the redemption date for any Excess Common Stock, the holder of such Excess Common Stock shall cease to be entitled to any distribution (other than distributions declared prior to the redemption date), voting rights and other benefits with respect to such Excess Common Stock, except the right to receive payment of the redemption price. Any transfer of shares of Common Stock that would prevent continued REIT qualification of the Company shall be void ab initio and any purported acquisition of shares of Common Stock resulting in disqualification of the Company as a REIT will be null and void. The Board of Directors has agreed to waive the transfer and redemption restrictions contained in the Restated Articles of Incorporation, including, without limitation, the ownership limitation on Common Stock, with respect to the shares of Common Stock held by Apollo Real Estate Investment Fund II, L.P. and its affiliates (collectively, "Apollo"). As of January 28, 2000, Apollo held an aggregate of approximately 21% of the Common Stock. The Board of Directors has determined that the waiver of such transfer and redemption restrictions for Apollo will not jeopardize the Company's status as a REIT. There are currently three representatives of Apollo on the Board of Directors of the Company.

SHAREHOLDER RIGHTS PLAN

         On September 30, 1990, the Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan"), pursuant to which the Company issued Common Stock purchase rights (the "Common Stock Purchase Rights"). Under the Rights Plan, one Common Stock Purchase Right was issued for each outstanding share of Common Stock held as of October 1, 1990, and one Common Stock Purchase Right attached to each share of Common Stock issued thereafter and will attach to each share of Common Stock issued in the future. The Common Stock Purchase Rights authorize the holders to purchase shares of Common Stock at a 50% discount from market value upon the occurrence of certain events, including, unless approved by the Board of Directors, an acquisition by a person or group of certain levels of beneficial ownership of the Common Stock or a tender offer for the Common


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Stock. The Common Stock Purchase Rights are redeemable by the Company for $.01 and expire September 30, 2000. One of the events which will trigger the Common Stock Purchase Rights is the acquisition, or commencement of a tender offer, by a person (an Acquiring Person, as defined in the Rights Plan), other than an Exempt Person (as defined in the Rights Plan), the Company or any of its subsidiaries or employee benefit plans, of 15% or more of the outstanding shares of Common Stock. An Acquiring Person who is not an Exempt Person, may not exercise a Common Stock Purchase Right. As of January 28, 2000, Apollo is an Exempt Person under the Rights Plan.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, National Association.


Item 2.  Exhibits.

         The exhibits which are filed with this Registration Statement are set forth in the Exhibit Index, which appears on pages 6 and 7 hereof.




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          KOGER EQUITY, INC.



Date:  March 6, 2000                      By:      /s/ W. LAWRENCE JENKINS
                                                   -----------------------
                                                   W. Lawrence Jenkins
                                                   Vice President/Administration
                                                   and Corporate Secretary




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                                  EXHIBIT INDEX

         The following designated exhibits are filed herewith:

Exhibit
Number            Description
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
3(a)              Amended and Restated Articles of Incorporation of Koger
                  Equity, Inc. Incorporated by reference to Exhibit 3 of the
                  Form 8-K, dated May 10, 1994, filed by the Registrant on June
                  17, 1994 (File No. 1-9997)

3(b)              Koger Equity, Inc. By Laws, as Amended and Restated on August
                  21, 1996. Incorporated by reference to Exhibit 3(ii) of the Form 8-K/A, dated August 22, 1996 filed by the Registrant on
                  August 22, 1996 (File No. 1-9997)

 4(a) Common Stock Certificate of Koger Equity, Inc. Incorporated by reference to Exhibit 4(a) to Registration Statement on Form
                  S-11 (Registration No. 33-22890)

4(b)(1)(A)        Koger Equity, Inc. Rights Agreement (the "Rights Agreement")
                  dated as of September 30, 1990 between Koger Equity, Inc. (the
                  "Company") and Wachovia Bank and Trust Company, N.A. as Rights
                  Agent ("Wachovia"). Incorporated by reference to Exhibit 1 to a Registration Statement on Form 8-A, dated October 3, 1990
                  (File No. 1-9997)

4(b)(1)(B)        First Amendment to the Rights Agreement, dated as of March 22,
                  1993, between the Company and First Union National Bank of
                  North Carolina, as successor Rights Agent ("First Union"), entered into for the purpose of replacing Wachovia as Rights
                  Agent. Incorporated by reference to Exhibit 4(b)(4) of the
                  Form 10-Q filed by the Registrant for the quarter ended March
                  31, 1993 (File No. 1-9997)

4(b)(1)(C)        Second Amendment to the Rights Agreement, dated as of December
                  21, 1993, between the Company and First Union. Incorporated by reference to Exhibit 5 to an Amendment on Form 8-A/A, dated
                  December 21, 1993, to a Registration Statement of the
                  Registrant on Form 8-A, dated October 3, 1990 (File No.
                  1-9997)

4(b)(1)(D)        Amendment No. 3 to Rights Agreement, dated as of October 10,
                  1996, between the Company and First Union. Incorporated by reference to Exhibit 6 to an Amendment on Form 8-A/A, dated
                  November 7, 1996, to a Registration Statement of the
                  Registrant on Form 8-A, dated October 3, 1990 (File No.
                  1-9997)


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
Exhibit
Number            Description
------            -----------

4(b)(1)(E)        Fourth Amendment to Rights Agreement, dated as of February 27,
                  1997, between the Company and First Union. Incorporated by reference to Exhibit 8 to an Amendment on Form 8-A/A, dated
                  March 17, 1997, to a Registration Statement of the Registrant
                  on Form 8-A, dated October 3, 1990 (File No. 1-9997)

4(b)(1)(F)        Fifth Amendment to Rights Agreement, dated as of November 23,
                  1999, between the Company and Norwest Bank Minnesota, National
                  Association, entered into for the purpose of replacing First
                  Union as successor Rights Agent. Incorporated by reference to
                  Exhibit 11 to an Amendment on Form 8-A/A, dated November 23,
                  1999, to a Registration Statement of the Registrant on Form
                  8-A, dated October 3, 1990 (File No. 1-9997)

4(b)(2)           Form of Common Stock Purchase Rights Certificate [attached as
                  Exhibit A to the Rights Agreement, Exhibit 4(b)(1)(A)].
                  Pursuant to the Rights Agreement, printed Common Stock
                  Purchase Rights Certificates will not be mailed until the Distribution Date (as defined in the Rights Agreement).
                  Incorporated by reference to Exhibit 1 to a Registration
                  Statement on Form 8-A, dated September 30, 1990 (File No.
                  1-9997)

4(b)(3) Summary of Common Stock Purchase Rights [attached as Exhibit B to the Rights Agreement, Exhibit 4(b)(1)(A)]. Incorporated by reference to Exhibit 1 to a Registration Statement on Form
                  8-A, dated September 30, 1990 (File No. 1-9997)



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